Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE
BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION

PROGRAM DESCRIPTION NUMBER 3

WIRELESS GATEWAY HOURLY SUPPORT

THIS PROGRAM DESCRIPTION NUMBER 3 (“Program Description”) is made effective the 24th day of June, 2013 (the “Program Description Effective Date”) pursuant to the AMENDED AND RESTATED SUPPORT SERVICES AGREEMENT dated July 5, 2012 (the “Agreement”) by and between Comcast Cable Communications Management, LLC, a Delaware limited liability company, on behalf of its applicable affiliates and subsidiaries, with offices at One Comcast Center, 1701 JFK Blvd., Philadelphia, PA 19103 (“Comcast” or “Reseller”) and Support.com, Inc., a Delaware corporation with offices at 600 Chesapeake Drive Boulevard, Redwood City, CA 94063 (“Support.com”), each a “Party” and collectively the “Parties.”   This Program Description shall become a part of Exhibit A of the Agreement as if originally set forth therein.  Defined terms in the Agreement shall have the same meaning in this Program Description.  In the event of any conflict or inconsistency between the Agreement and this Program Description, the provisions of this Program Description govern and control.

1.	Program Background and Objectives

This Paragraph 1 (“Program Background and Objectives”) is for descriptive purposes only and does not create binding obligations on either Comcast or Support.com to enter any other agreement.  This Program Description represents the sole and complete agreement between the Parties with respect to the subject matter herein.

At Comcast’s request,  Support.com is currently hiring and training customer service representatives (“CSRs”) to provide productive services for Comcast’s high speed Internet repair (“HSI Repair”) and Wireless Gateway technical support (“Wireless Gateway Support”; collectively with HSI Repair, the “Services”) programs.  This Program Description describes the terms under which Support.com will train the CSRs and Comcast will pay for such training and productive hours.

This Program Description shall remain in effect until the earlier of ***.

2.	Scope of Services

2.1.	Overview

Support.com shall ensure that each CSR performing the Services has the necessary training to successfully perform their role in either HSI Repair or Wireless Gateway Support. Because of the inherent differences between the two Services programs, training is specific to each Service offering. Comcast shall have the option to attend and monitor any Support.com training sessions.  Regardless of the Services, all CSRs will be required to meet or exceed *** training certification test(s) administered by Support.com’s training department. Ongoing training includes a variety of refresher sessions as directed by Comcast.  Refresher session(s) will be determined based on the business needs of Comcast and from feedback received from Support.com’s Operations, Quality and Training teams.  Following the completion of training, as described below, each CSR performing the Services will be available to provide productive hourly services, as described in Section 2.9 below,

2.1.1.	HSI Repair Services

2.1.1.1.	Initial New Hire Training. Support.com will provide training using Comcast approved curriculum to every CSR, as well as any other personnel assigned to provide the Services (the “Training Program”) in a virtual or classroom (as applicable) environment. In all aspects of training, Support.com shall conform its Training Program to the curriculum and content as set forth in Comcast’s Cable Country Curriculum which will be provided to Support.com. Comcast will provide the training documentation that covers all aspects relating to the “call types” for which Support.com will be taking calls. Support.com shall incorporate modifications to the Training Program as required by Comcast and as otherwise agreed upon by the parties via the Change Management process as described in the Agreement. Support.com may incorporate its proprietary internal learning tools and methods as approved by Comcast including learning simulations and automation technology. Support.com shall utilize Comcast assessment methods and tools and will provide documentation confirming that each person providing the Services has successfully completed the Training Program according to the criteria provided by Comcast. Support.com is expected to maintain pass/fail reporting for each person including action plans for remedial training for those who did not successfully complete the Training Program. For purposes of clarity, a score below *** is a fail. These action plans will be made available to Comcast upon written request. Comcast will pay the Training Rate (set forth in Section 3 below) for all initial hires and any additional hires necessitated by Comcast requested ramp or increase to the forecast agreed upon by the Parties. Comcast will not pay the Training Rate for any new hires due to attrition. Comcast will not be responsible for the initial Training Program costs of those who are unable to successfully pass the Training Program after remedial training.

2.1.1.2.	Train the Trainer Training. Comcast shall provide Comcast-specific job training session (“Train the Trainer”) for Support.com’s training personnel and leadership team. Support.com’s leadership team shall include: Operations Manager, Quality Analyst, and Development Lead(s) or their equivalents. Such training sessions will be held at a location determined by the Comcast in its sole discretion. Support.com shall provide subsequent training to its training personnel at Support.com’s sole expense. Each Party shall be responsible for its own travel costs and expenses related to visits to the other Party’s sites for training purposes, provided; however, Support.com will only be responsible for the costs and expenses for two (2) trips per year to Comcast designated sites related to Train the Trainer, certification of trainers, or training manager meetings. Costs and expenses for any additional trips required by Comcast will be borne by Comcast. Comcast is not responsible to pay the Training Rate for Train the Trainer sessions.

2.1.1.3.	Certification of Trainers. Comcast reserves the right to create a certification program for personnel assigned as trainers for Comcast’s account which Support.com shall implement. Once implemented, any trainer not certified as set forth in the certification program must be removed from any activities related to the Training Program until such time that they are certified. A trainer must meet the following minimum Comcast standards to conduct the Training Program: (i) attend a complete New Hire Training class and participate as a student; (ii) complete Train the Trainer; and (iii) co-facilitate a New Hire Training class for Support.com with an experienced trainer. Comcast may, in its sole discretion, waive some or all of the requirements noted above.

2.1.2.	Wireless Gateway Support Services

2.1.2.1.	Initial New Hire Training. Support.com will provide training to every CSR as well as any other personnel assigned to provide the Services (the “Training Program”) in a virtual or classroom (as applicable) environment. Support.com will, at its’ own cost and expense create, certify and maintain the training material specifically for Wireless Gateway networking support and will provide such training material to Comcast for approval (including any modifications thereto) prior to actual use in the Training Program. Support.com shall incorporate modifications to the Training Program as required by Comcast and as otherwise agreed upon by the parties via the Change Management process as described in the Agreement. Support.com may incorporate its proprietary internal learning tools and methods as approved by Comcast including learning simulations and automation technology. Support.com shall utilize Comcast assessment methods and tools and will provide documentation confirming that each person providing the Services has successfully completed the Training Program according to the criteria provided by Comcast. Support.com is expected to maintain pass/fail reporting for each person including action plans for remedial training for those who did not successfully complete the Training Program. For purposes of clarity, a score below *** is a fail. These action plans will be made available to Comcast upon written request. Comcast will pay the Training Rate (set forth in Section 3 below) for all initial hires and any additional hires necessitated by Comcast requested ramp or increase to the forecast agreed upon by the Parties. Comcast will not pay the Training Rate for any new hires due to attrition. Comcast will not be responsible for the initial Training Program costs of those who are unable to successfully pass the Training Program after remedial training. Costs and expenses for any additional trips required by Comcast will be borne by Comcast. Comcast is not responsible to pay the Training Rate for Train the Trainer sessions.

2.2.	Length

The length of the initial Training Programs as set forth below will be determined by the type of Services. The Training Program (including duration) may be modified by Comcast with at least thirty (30) days in advance notice to Support.com. Support.com shall have the option of adjusting Training Program Hours by *** without notice to Comcast. Training Program Hours will be deemed to be as set forth in the chart below provided the deviation remains no greater than ***.  Should Support.com require an increase or decrease greater than *** of the Training Program Hours set forth below, Support.com shall notify Comcast in writing and request approval of such modification prior to implementing any such change in the training hours.  The Training Program Hours will be adjusted accordingly.

Program	Training Program Hours
Wireless Networking	***

2.3.	Support.com Onboarding Training

It is Support.com’s responsibility to train CSRs on Support.com’s processes and procedures prior to beginning the Training Program (“Onboarding”). Time spent in Onboarding shall not be billed to Comcast.

2.4.	Continuing Education

Comcast agrees to pay for all preapproved reasonable costs for on-going training and training development for Support.com’s CSRs due to changes to Comcast’s Products or product offerings, policies and procedures (collectively “Continuing Education Training”). Support.com shall provide Comcast an estimate for Continuing Education Training at least thirty (30) days prior to the date Support.com desires to commence such training and receive written approval prior to proceeding with such training.  Comcast shall not be liable for any costs unless Support.com has received such approval.

2.5.	Remedial Training

Support.com shall be responsible for costs associated with all remedial training directed toward a specific person(s) to reinforce the Training Program (“Remedial Training”). Support.com is responsible for identifying additional educational needs to support the Services and developing a monthly training plan to address such educational needs for such persons.

2.6.	Attrition Training

Support.com shall be responsible for all costs associated with providing the Training Program to new CSRs or other personnel filling positions due to the reduction or decrease in the total percentage of CSR’s or other personnel providing the Services not due to internal transfers or promotions (“Attrition Training”).

2.7.	Training to Floor Transition Process

If applicable, Support.com will develop and present a documented training to floor transition process for Comcast review and approval prior to the first New Hire Training.  The process will document the length of transition and the number of teaching assistants supporting the trainer during transition. This process should be shared with Comcast at least fourteen (14) days prior to the New Hire Training class start date.

2.8.	Up-Training

Up-Training means the training of CSR(s) on additional services or upselling opportunities not then being provided by Support.com or in cases where training needs to occur given new regional specific policies or procedures or billers. Support.com may provide Up-Training as requested by Comcast.  In such cases, Comcast will pay for such Up-Training at the Productive Hourly Rate as set for in Section 3 below.  For any request for Support.com to perform Up-Training, Comcast will make such request, including the training requirements, the required duration of such additional training for each affected CSR, the agenda and the expected date of completion of the Up-Training, to Support.com in writing in the forecast agreed to by the Parties.  Any other uptraining in excess of the forecasted training will be handled through the Change Management process set forth in the Agreement..

2.9.	Productive Hours

Comcast shall pay Support.com in arrears for each fiscal calendar month (i.e. July 22- August 21) or part thereof, based on the number of Productive Hours at a “Productive Hourly Rate“ as set forth in Section 3 below.  As used herein, “Productive Hour(s)” means the total number of hours spent in talk time plus hold time plus available time plus wrap up time, onchat time and outbound time.  Notwithstanding anything to the contrary, wrap up time includes all time when the CSR is working on a customer issue.

3.	Pricing and Fees

3.1.	Training Rate.

Comcast shall pay Support.com a CSR Training Rate of ***/hour for each CSR or ***/hour for Spanish speaking CSRs.

3.2.	Productive Hourly Rate.

Comcast shall pay Support.com a Productive Hourly Rate of ***/hour for each CSR or ***/hour for Spanish speaking CSRs.

3.3.	Limitation on Total Hours.

In no event will Comcast be liable for paying Support.com fees under this Program Description for Training Hours or Productive Hours in excess of the following:
(i)	*** Training Rate hours; and
(ii)	*** Productive Hours.

Each party represents to the other that the person signing on its behalf has the legal right and authority to enter into the commitments and obligations set forth herein.

IN WITNESS WHEREOF, the Parties have executed this Program Description as of the Program Description Effective Date.

COMCAST CABLE COMMUNICATIONS MANAGEMENT, LLC	SUPPORT.COM, INC

By:____________________________________________	By:___________________________________________
Print Name:______________________________________	Print Name:_____________________________________
Title:___________________________________________	Title:__________________________________________
Date:___________________________________________	Date:__________________________________________